Exhibit 99.1

For immediate release

November 11, 2016

AtriCure Names Sven Wehrwein to its Board of Directors

MASON, Ohio, November 11, 2016 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced that Sven Wehrwein has been appointed to its Board of Directors.

Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999. He has more than 35 years of experience as an investment banker, chief financial officer, and certified public accountant. Wehrwein currently sits on the boards of several companies, including Proto Labs, Inc. and SPS Commerce, Inc. In addition, he has served as a Director for a number of other medical device and high growth companies including tenures on the boards of Compellent Technologies, Synovis Life Technologies, and Vital Images.

 “Sven has a wealth of experience that will be beneficial to the company,” said Mike Carrel, President and CEO of AtriCure. “He brings a deep level of expertise in corporate finance,  accounting and strategy, and has been on the Boards of numerous successful public companies.  We are fortunate to have him on our Board.”

“I am pleased to be joining the AtriCure Board,” added Wehrwein. “It is an exciting time for the company, which is well positioned to continue being a leader in the Afib and LAA markets.  I look forward to doing my part to help guide continued growth.”

About AtriCure

AtriCure, Inc. is a medical device company that provides innovative solutions designed to decrease the global Afib epidemic. AtriCure’s Isolator® Synergy™ Ablation System is the first and only surgical device approved for the treatment of persistent and longstanding persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip® Left Atrial Appendage Management (LAAM) exclusion device is the most widely sold device worldwide that is indicated for the occlusion of the left atrial appendage. AtriCure believes electrophysiologists and cardiothoracic surgeons are adopting its technologies for the treatment of Afib and reduction of Afib related complications. Afib affects more than 33 million people worldwide. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

CONTACTS:

Andy Wade

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@AtriCure.com

or

Investor Relations Contact

Gilmartin Group

Lynn Pieper Lewis

(415)  937-5402

lynn@gilmartinir.com